As filed with the Securities and Exchange Commission on October 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Vivint Solar, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-5605880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan

2013 Omnibus Incentive Plan

Non-Plan Stock Option Agreement

(Full title of the plan)

Gregory S. Butterfield

Chief Executive Officer and President

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

877.404.4129

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Jeffrey D. Saper Michael Nordtvedt Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 650.493.9300	Shawn J. Lindquist Chief Legal Officer, Executive Vice President and Secretary Vivint Solar, Inc. 3301 N. Thanksgiving Way, Suite 500 Lehi, Utah 84043 877.404.4129

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share:
—Reserved for issuance under the 2014 Equity Incentive Plan	8,800,000(2)	$16.00(5)	$140,800,000	$16,360.96
—Outstanding under the 2013 Omnibus Incentive Plan	9,440,091(2)	$1.22(6)	$11,516,911	$1,338.27
—Reserved for issuance under the 2013 Omnibus Incentive Plan	4,058,823(2)(3)	$16.00(5)	$64,941,168	$7,546.16
—Outstanding under Non-Plan Option Agreement	617,647(4)	$1.00(7)	$617,647	$71.77
TOTAL:	22,904,561		$217,875,726	$25,317.16

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”), the 2013 Omnibus Incentive Plan (the “2013 Plan”) and the Non-Plan Stock Option Agreement (the “Non-Plan Option”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Shares of common stock reserved for issuance under the 2014 Plan consist of 8,800,000 shares of common stock initially available for grants under the 2014 Plan. To the extent outstanding awards under the 2013 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards instead will be available for issuance under the 2014 Plan.
(3)	Includes 4,058,823 shares of common stock which are reserved for issuance under the 2013 Plan for settlement of awards granted based on achieving certain performance conditions under the Registrant’s long-term incentive plan pools.
(4)	The Non-Plan Option was granted on the same terms as awards under the 2013 Plan.
(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $16.00 per share, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated September 30, 2014 relating to its initial public offering.
(6)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.22 per share.
(7)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Vivint Solar, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus filed with the Commission on September 30, 2014, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-198372), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36642) filed with the Commission on September 24, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant.	S-1/A	333-198372	4.1	September 18, 2014

4.2	2013 Omnibus Incentive Plan, as amended, and forms of agreements thereunder.	S-1	333-198372	10.2	August 26, 2014

4.3	2014 Equity Incentive Plan, and forms of agreements thereunder	S-1/A	333-198372	10.3	September 18, 2014

4.4	Amended and Restated 2013 Long-Term Incentive Pool Plan for District Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4A	August 26, 2014

4.5	Amended and Restated 2013 Long-Term Incentive Pool Plan for Operations Leaders, and forms of agreements thereunder.	S-1	333-198372	10.4B	August 26, 2014

4.6	Amended and Restated 2013 Long-Term Incentive Pool Plan for Recruiting Regional Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4C	August 26, 2014

4.7	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Managers, and forms of agreements thereunder.	S-1	333-198372	10.4D	August 26, 2014

4.8	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4E	September 18, 2014

4.9	Amended and Restated 2013 Long-Term Incentive Pool Plan for Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4F	August 26, 2014

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lehi, Utah, on the 1st day of October, 2014.

VIVINT SOLAR, INC.

By:	/s/ Gregory S. Butterfield
Gregory S. Butterfield
Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory S. Butterfield, Dana C. Russell and Shawn J. Lindquist, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign the Registration Statement on Form S-8 of Vivint Solar, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory S. Butterfield Gregory S. Butterfield	Chief Executive Officer and President, Director (Principal Executive Officer)	October 1, 2014

/s/ Dana C. Russell Dana C. Russell	Chief Financial Officer (Principal Accounting and Financial Officer)	October 1, 2014

/s/ David F. D’Alessandro David F. D’Alessandro	Director	October 1, 2014

/s/ Alex J. Dunn Alex J. Dunn	Director	October 1, 2014

/s/ Bruce McEvoy Bruce McEvoy	Director	October 1, 2014

/s/ Todd R. Pedersen Todd R. Pedersen	Director	October 1, 2014

/s/ Joseph F. Trustey Joseph F. Trustey	Director	October 1, 2014

/s/ Peter F. Wallace Peter F. Wallace	Director	October 1, 2014

/s/ Joseph S. Tibbetts Joseph S. Tibbetts	Director	October 1, 2014

INDEX TO EXHIBITS

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant.	S-1/A	333-198372	4.1	September 18, 2014

4.2	2013 Omnibus Incentive Plan, as amended, and forms of agreements thereunder.	S-1	333-198372	10.2	August 26, 2014

4.3	2014 Equity Incentive Plan, and forms of agreements thereunder	S-1/A	333-198372	10.3	September 18, 2014

4.4	Amended and Restated 2013 Long-Term Incentive Pool Plan for District Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4A	August 26, 2014

4.5	Amended and Restated 2013 Long-Term Incentive Pool Plan for Operations Leaders, and forms of agreements thereunder.	S-1	333-198372	10.4B	August 26, 2014

4.6	Amended and Restated 2013 Long-Term Incentive Pool Plan for Recruiting Regional Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4C	August 26, 2014

4.7	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Managers, and forms of agreements thereunder.	S-1	333-198372	10.4D	August 26, 2014

4.8	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4E	September 18, 2014

4.9	Amended and Restated 2013 Long-Term Incentive Pool Plan for Sales Managers, and forms of agreements thereunder.	S-1	333-198372	10.4F	August 26, 2014

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).